Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 5, 2022

Markforged Holding Corporation

480 Pleasant St.

Watertown, MA 02472

Re:	Securities Registered under Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on Registration Statement on Form S-3 (File No. 333-258775) (as amended or supplemented, the “Registration Statement”) on August 5, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Markforged Holding Corporation, a Delaware corporation (the “Company”) of (i) the resale from time to time by the selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”) of up to 142,408,130 shares (the “Selling Securityholder Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) the resale from time to time by the Selling Securityholders of up to 3,150,000 warrants to purchase Common Stock (the “Warrants”) and (iii) the issuance by us and resale from time to time by the Selling Securityholders of up to 3,150,000 shares of Common Stock (the “Warrant Shares”) upon exercise of the Warrants.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in numbered paragraph 3, we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

Markforged Holding Corporation

August 5, 2022

The opinions set forth below are limited to the Delaware General Corporation Law and law of New York (without giving effect to New York choice-of-law rules that could result in the application of the law of any other jurisdiction).

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.        The Selling Securityholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.        The Warrants constitute valid and binding obligations of the Company.

3.       The Warrant Shares, when delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Markforged Holding Corporation

August 5, 2022

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP